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                                   EXHIBIT 21

             SUBSIDIARIES OF UNIVERSAL AUTOMOTIVE INDUSTRIES, INC.


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
                                  State of       Name Under Which
Name                              Incorporation  Subsidiary Does Business
----                              -------------  ------------------------
                                                 UBP Universal Brake Parts
Universal Automotive, Inc.        Illinois       Jet Automotive

UBP Canholdings, Inc.             Canada         N/A

UBP Brake Parts, Inc.             Canada         N/A

International Discus Corporation  Canada         N/A

UBP Hungary, Inc.                 Delaware       N/A

UBP Csepel Iron Foundry           Hungary        UBP Csepel Iron Foundry, KFT
